Exhibit 99.1

Contact:

Investors:	News Media:
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

Sensata Technologies Holding N.V. Announces Offering Of 15,000,000 Ordinary Shares By Selling Shareholders

ALMELO, Netherlands, Feb. 12, 2013 /PRNewswire/ — Sensata Technologies Holding N.V. (NYSE: ST) today announced the commencement of an underwritten public offering of 15,000,000 ordinary shares by existing shareholders as identified in the prospectus supplement relating to this offering. Sensata Technologies will not receive any proceeds from this offering. The underwriters will offer the ordinary shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Morgan Stanley & Co. LLC is acting as sole book-running manager of the offering.

An automatic shelf registration statement relating to the ordinary shares of Sensata Technologies to be sold in the offering was filed today with the Securities and Exchange Commission (SEC) and became effective upon filing. The offering of these ordinary shares is being made only by means of a prospectus and prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus and prospectus supplement may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or by calling (866) 718-1649, or by emailing prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to, the consummation of the offering by the selling shareholders. Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the SEC. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.

Contact:

Investors:	News Media:
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

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